Exhibit 99.1

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, KS 66211

Phone 913 696 6100 Fax 913 696 6116

NEWS RELEASE

October 19, 2004

Yellow Roadway to Offer Net Share Settlement to CoCo Note Holders

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) today announced that it will offer the holders of its contingent convertible (“CoCo”) senior notes new notes with a net share settlement feature. The announcement follows the final decision by the Emerging Issues Task Force of the Financial Accounting Standards Board (“FASB”) reached on September 30 that companies must account for diluted earnings per share (“DEPS”) by including contingent convertible notes as if the notes were converted to common shares at the time of issuance (the “if converted” method). The company currently would include these potential shares only when the conversion triggers are reached.

The company has two series of CoCo notes outstanding. Pursuant to exchange offers, Yellow Roadway would offer new notes to the existing CoCo note holders that provide for the par value of the notes to be settled in cash and the excess value to be settled in common stock. This net share settlement feature decreases the dilutive impact of the notes, as only the stock component would be included in the DEPS calculation. Upon completion of the successful exchange offers, the company estimates the incremental shares from the notes could be significantly reduced, as summarized below:

	Net Share Settlement*	If Converted
Assumed stock price	$48.00	n/a
Incremental shares	1.3 million	9.6 million

*	Calculation assumes, among others, that all existing holders of the company’s CoCo notes would accept an exchange offer for new notes with a net share settlement feature. If less than 100% of current note holders accept the exchange offer, then the amount of notes not exchanged will be accounted for under the if converted method. The incremental shares under net share settlement will change based on the stock price.

Yellow Roadway expects to complete the exchange offers by the end of this year. Results for 2003 and 2004 will be restated from the date the notes were originally issued (August 2003 and November 2003) after final release of pending FASB guidance, which is currently expected for calendar year end 2004.

This news release does not constitute an offer to sell or a solicitation of offers to buy replacement notes for the company’s existing contingent convertible notes or any other security of the company or its subsidiaries. Any such offer shall only be made pursuant to an effective registration statement pursuant to the Securities Act of 1933, as amended, and applicable state requirements or from an exemption from registration or those requirements provided by applicable laws.

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expect” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inclement weather, price and availability of fuel, competitor pricing activity, expense volatility, ability to capture cost synergies, a downturn in general or regional economic activity, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction. In addition, the company’s expectations regarding the completion and timing of successful exchange offers of new notes are only its expectations regarding these matters. Successful completion and timing of exchange offers and actual results from these offers are dependent on factors, including (without limitation) investor acceptance of the offers, successful conclusion of appropriate dealer manager, underwriting or placement arrangements, the final terms and conditions of the new notes, effectiveness of any required registration statements legally required to effect the exchange offers and other similar requirements applicable to exchange offers generally.

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Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

Investor Contact:	Stephen Bruffett	Media Contact:	Suzanne Dawson
	Yellow Roadway Corporation		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	steve.bruffett@yellowroadway.com		sdawson@lakpr.com